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                                                                   Exhibit 21.1

                           SUBSIDIARIES OF THE REGISTRANT

Australia: DoubleClick Australia 7571 Pty Limited
United Kingdom: DoubleClick Europe Limited
Canada: DoubleClick Canada Network Inc.
France: DoubleClick SARL
Germany: DoubleClick Deutschland